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                                                                     EXHIBIT 4.6


                               FIRST AMENDMENT TO
                            NATCO PROFIT SHARING AND
                                  SAVINGS PLAN


     WHEREAS, National Tank Company (the "Company") has heretofore adopted and maintains the NATCO Profit Sharing and Savings Plan (the "Plan"); and

     WHEREAS, the Plan was amended and restated, effective January 1, 1999; and

     WHEREAS, the Company desires to amend the Plan on behalf of itself and each other employer designated as a participating employer under the Plan;

     NOW, THEREFORE, the Plan is hereby amended as follows, effective January 1, 2000:

     1. The name of the Plan shall be changed to "NATCO Group Profit Sharing and Savings Plan."

     2. Section 3.2(b) of the Plan shall be deleted.

     3. The following new Section 3.8 shall be added to the Plan:

          3.8 FORM OF EMPLOYER CONTRIBUTION. Employer Contributions to the Plan may be made in the form of cash or shares of Company Stock or a combination thereof.

     4. The following new Paragraph (d) shall be added to Section 5.1 of the
Plan:

               (d) Notwithstanding the preceding paragraphs of this Section, to the extent Employer Contributions are made in the form of Company Stock, the Committee may require that such contributions remain invested in Company Stock for such period of time as it may determine in its sole discretion.

     EXECUTED this ____ day of _______________, 2000.



                                             NATIONAL TANK COMPANY


                                             By:
                                                --------------------------------